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                                                                      EXHIBIT 23



                        Consent of KPMG Peat Marwick LLP


The Board of Directors
Capstone Capital Corporation:

We consent to incorporation by reference in registration statements No. 333-31639 on Form S-3 and No. 333-21581 on Form S-8 of our reports dated January 20, 1998, relating to the consolidated balance sheets of Capstone Capital Corporation as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which reports appear in or incorporated by reference in the December 31, 1997, annual report on Form 10-K of Capstone Capital Corporation.



Birmingham, Alabama
March 26, 1998